CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Fund Series Trust II of our report dated April 20, 2018, relating to the financial statements and financial highlights, which appear in Columbia Global Equity Value Fund’s Annual Report on Form N-CSR for the year ended February 28, 2018. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
June 26, 2018